Schedule 13D	Exhibit 34

This document is a free translation only. Due to the complexities of language translation, translations are not always precise. The original document was prepared in Portuguese, and in case of any divergence, discrepancy or difference between this version and the Portuguese version, the Portuguese version shall prevail. The Portuguese version is the only valid and complete version and shall prevail for any and all purposes. There is no assurance as to the accuracy, reliability or completeness of the translation. Any person reading this translation and relying on it should do so at his or her own risk.

CALL OPTION AGREEMENT, AND OTHER COVENANTS

AMONG

PORTUGAL TELECOM INTERNATIONAL FINANCE B.V.

PT PORTUGAL SGPS, S.A.

AND

PORTUGAL TELECOM, SGPS S.A.

AND, FURTHER,

TELEMAR PARTICIPAÇÕES S.A.

AND

OI S.A.

DATED SEPTEMBER 8, 2014.

Schedule 13D

SHARE CALL OPTION AGREEMENT,

AND OTHER COVENANTS

By this instrument, the parties:

on the one side,

1.                                      PORTUGAL TELECOM INTERNATIONAL FINANCE B.V., a company incorporated under and governed by the laws of the Netherlands, headquartered in Amsterdam, the Netherlands, and with principal offices in Naritaweg 165, 1043 BW Amsterdam, the Netherlands, registered with the Amsterdam Chamber of Commerce under n.º 34108060, duly represented for the purposes hereof pursuant to its Bylaws (“PT Finance”);

2.                                      PT PORTUGAL SGPS, S.A., a Portuguese corporation (sociedade anónima), headquartered at Avenida Fontes Pereira de Melo, n.º 40, in the district of São Jorge de Arroios, Lisbon, registered as a legal entity under n.º 507690737, with a capital stock of EUR 3,450,000,000.00 (three billion four hundred and fifty million Euros), duly represented for the purposes hereof pursuant to its Bylaws (“PT Holding” and together with PT Finance, the “Oi Controlled Entities”);

and on the other,

3.                                      PORTUGAL TELECOM, SGPS S.A., a publicly held corporation governed by Portuguese law (sociedade aberta de direito português), headquartered at Avenida Fontes Pereira de Melo, n.º 40, in the district of São Jorge de Arroios, Lisbon, registered as a legal entity under n.º 503215058, with a capital stock of EUR 26,895,375 (twenty-six million, eight hundred ninety-five thousand, three hundred seventy-five Euros), duly represented for the purposes hereof pursuant to its Bylaws (“PT SGPS”);

and, further,

4.                                      OI S.A., a Brazilian corporation (sociedade por ações) headquartered in the City and State of Rio de Janeiro, at Rua do Lavradio nº. 71, 2nd floor, Center, registered with the CNPJ/MF under n°. 76.535.764/0001-43, duly represented for the purposes hereof pursuant to its Bylaws (“Oi”); and

5.                                      TELEMAR PARTICIPAÇÕES S.A., a publicly held company (companhia aberta) headquartered at Praia de Botafogo nº. 300, 11th floor, room 1101 (part), Botafogo, City of Rio de Janeiro, RJ, registered with the CNPJ/MF under n.º 02.107.946/0001-87, duly represented for the purposes hereof pursuant to its Bylaws (“Telemar Participações” or “CorpCo”);

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the parties described above shall also be referred to herein, individually, a “Party,” or together, the “Parties;” and

WHEREAS:

(i)                                     On July 15, 2014, Oi and PT SGPS executed a Memorandum of Understanding (the “MOU”) establishing the conditions to fully implement the ongoing transaction involving the combination of the activities and businesses of PT SGPS and Oi;

(ii)                                  Pursuant to the MOU, the Oi Controlled Entities will grant to PT SGPS an irrevocable, irreversible, personal and non-transferrable, in any way, call option to purchase shares issued by Oi (or by CorpCo, after the implementation of the merger of Oi shares into CorpCo in the context of the Transaction), under the terms and conditions established in this instrument, the Parties RESOLVE to execute this Call Option Agreement, and Other Covenants (the “Agreement”), which will be governed by the provisions described below:

CLAUSE 1

SHARE CALL OPTION

1.1.                            Call Option.  Subject to the condition subsequent established in Clause 2, the Oi Controlled Entities (the “Grantors of the Option”) hereby grant at the date hereof to PT SGPS an irrevocable, irreversible, personal and non-transferrable, in any way, call optionto acquire the Option Shares, as defined in Clause 1.1.1 below (the “Call Option”).

1.1.1.                   For the purposes of this Agreement, the “Option Shares” shall correspond, in aggregate, to 1,423,046,160 (one billion, four hundred twenty-three million, forty-six thousand, one hundred and sixty) shares issued by Oi, including 474,348,720 (four hundred seventy-four million, three hundred forty-eight thousand, seven hundred and twenty) common shares (“AON”) and 948,697,440 (nine hundred and forty-eight million, six hundred ninety-seven thousand, four hundred and forty) preferred shares issued by Oi (“APN”), held by each of the Oi Controlled Entities in the proportions indicated in Annex 1.1.1, provided, that once Oi shall have merged into CorpCo in the context of the Transaction (the “Merger of Shares”), the term “Option Shares” shall refer to 1,348,193,932 (one billion, three hundred forty-eight million, one hundred ninety-three thousand, nine hundred and thirty-two) common shares issued by CorpCo.  Oi (and, after the Merger of Shares, CorpCo) may, subject to legal and regulatory restrictions, freely use the shares held in treasury.  The number of Option Shares and the Exercise Price, as defined below, shall be adjusted to reflect any changes arising from share splits and reverse splits of shares issued by Oi or CorpCo, as applicable, as well as to reflect any distributions paid in shares, if such distributions result in a dilution of the Option Shares in

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relation to the shareholder base of Oi or CorpCo.  For the avoidance of doubt, the number of Option Shares and the Exercise Price shall not be adjusted to reflect dividends paid in shares which, pursuant to their characteristics, provide a return to Oi or CorpCo shareholders, through the issuance of redeemable shares, if such shares are simultaneously redeemed for the amount corresponding to such return.

1.2.                            Period and Procedure for Exercising the Call Option.  Subject to Clauses 1.2.1 through 1.2.5 below, PT SGPS may exercise the Call Option in whole or in part, in a single act or in distinct acts, at any time between the date hereof and the 6th (sixth) anniversary of the Call Option Effective Date, as defined in Clause 2.1., by means of written communication delivered to any of the Oi Controlled Entities in accordance with Clause 5 below (“Exercise Notice”), which shall contain an express representation from PT SGPS that none of the events set forth in paragraphs (i) through (iii) of Clause 1.10 have occurred or shall have occurred at the Option Shares Transfer Date.  The date of delivery of any Exercise Notice shall hereinafter be referred to as an “Exercise Date.”

1.2.1.                   The number of Option Shares shall be reduced annually in accordance with the schedule and percentages presented in the table below (“Exclusion”), if such Option Shares subject to Exclusion have not already been acquired by reason of the exercise of the Call Option:

Date of Reduction	% of the original number of Option Shares that annually cease to be subject to the Call Option
As of the 1st anniversary of the Call Option Effective Date	10.0%
As of the 2nd anniversary of the Call Option Effective Date	18.0%
As of the 3rd anniversary of the Call Option Effective Date	18.0%
As of the 4th anniversary of the Call Option Effective Date	18.0%
As of the 5th anniversary of the Call Option Effective Date	18.0%
As of the 6th anniversary of the Call Option Effective Date	18.0%

1.3.                            Date, Time and Place for the Transfer of the Option Shares.  PT Finance and/or PT Holding shall transfer, together or individually, to PT SGPS, the number of Option Shares indicated in the Exercise Notice at the corporate headquarters of Oi (or CorpCo, as applicable), at 1:00 p.m. on the 3rd (third) Business Day following the Exercise Date

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(“Option Shares Transfer Date”).

1.3.1.                   For the purposes of this Agreement, the term “Business Day” means any day other than a Saturday, Sunday, national holiday or other day on which the commercial banks are required to or may close, without undertaking banking activities and transactions in the City of São Paulo, State of São Paulo or the City of Rio de Janeiro, State of Rio de Janeiro.

1.4.                            Exercise Price of the Call Option.  The price of exercise of the Call Option shall be R$1.8529 per APN and R$2.0104 per AON (the “Exercise Price”), to be paid in cash in immediately available funds, on the Option Shares Transfer Date, as consideration for the transfer of the respective Option Shares specified in the Exercise Notice.  After the Merger of Shares, the Exercise Price shall be R$2.0104 per common share issued by CorpCo.

1.4.1.                   The Exercise Price shall be indexed to the variation of the CDI rate plus 1.5% (one and a half percent) per annum, calculated pro rata temporis, as from the Call Option Effective Date through the date of the effective payment of the Exercise Price for each exercise, whether partial or total, of the Call Option.

1.4.2.                   For the purposes of this Agreement, “CDI” refers to the average daily rate on overnight interbank deposits, represented by Certificados de Depósito Interbancário, as calculated by the CETIP S.A. - Mercados Organizados.

1.5.                            Settlement in Cash.  If, in the event of exercise of the Call Option by PT SGPS, any of the Grantors of the Option and/or any of the Oi subsidiaries do not hold, in treasury, a sufficient number of Option Shares, free and clear of Encumbrances, to deliver to PT SGPS the Option Shares indicated in the Exercise Notice, PT Finance and/or PT Holding shall be obligated, together or individually, to settle their obligation by payment to PT SGPS, within the same period, of an amount in Brazilian currency corresponding to the difference between (i) the sale price of the Option Shares that should have been delivered to PT SGPS, in accordance with the trading price at the closing of the BM&FBovespa trading session on the Business Day immediately preceding the Exercise Date; and (ii) the respective Exercise Price corresponding to these shares (“Performance of the Option in Cash”).

1.5.1.                   Payment by any of the Grantors of the Option to PT SGPS of the amount relating to the Settlement of the Option in Cash (“Payment of the Option in Cash”) shall occur on the Option Shares Transfer Date set forth in Clause 1.3 above.

1.6.                            Default.  Any failure by any of the Grantors of the Option to fulfill its obligations as set forth in this Clause shall require such defaulting Grantor, in addition to fulfillment of the obligation in default, to payment of a penalty for default corresponding to 2% (two percent) of the higher of (i) the market price of the Option Shares at the trading session on

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the last Business Day immediately preceding the Exercise Date; and (ii) the respective Exercise Price corresponding to such shares, plus interest on arrears corresponding to 12% (twelve percent) per annum, calculated pro rata temporis, and inflation indexing on the total of the amount accrued and unpaid, of the penalty and of the interest, calculated as of the date on which the obligation should have been fulfilled through the date of effective fulfillment.

1.7.                            Rights of the Option Shares.  The Option Shares shall have the same characteristics and terms and shall enjoy the same statutory rights and privileges attributed respectively to the AONs and APNs of Oi at the Call Option Effective Date, or, if the Exercise of the Call Option occurs after the Merger of Shares of Oi, to the shares of CorpCo.

1.8.                            Integration of the Shareholder Bases.  In the event of exercise of the Call Option, PT SGPS shall employ its best efforts to fulfill the objective of integrating the shareholder bases of PT SGPS and CorpCo, in the shortest possible period.

1.9.                            Limitation on the Purchase of Shares of Oi/CorpCo.  For so long as the Call Option is in effect, PT SGPS may only buy shares issued by Oi or CorpCo through its exercise pursuant to the terms of this Agreement, and the purchase of shares issued by Oi or CorpCo by PT SGPS, directly or indirectly, by any other means is expressly prohibited.

1.10.                     Early Termination of the Call Option.  Oi may declare the Call Option terminated, in its sole and exclusive discretion, upon written notice sent to PT SGPS in accordance in accordance with Clause 5 below, and PT SGPS shall not be entitled to acquire any of the remaining Option Shares, in the following events:

(i)                                     if the Bylaws of PT SGPS are amended for the purpose of deleting or amending the provision therein that establishes that votes cast by a shareholder owning shares with voting rights, itself or through a representative, on its own behalf or as representative of another other shareholder, which exceed 10% (ten percent) of all of the votes corresponding to PT SGPS’s share capital, shall not be counted, except if required by law or by order of a competent governmental authority ;

(ii)                                  if PT SGPS begins to undertake, directly or indirectly, activities that compete with the activities undertaken by Oi or any of the entities it controls in the countries in which they operate, thus compromising the objectives of the combination of the activities and businesses of PT SGPS and Oi initially established by the Parties; or

(iii)                               if PT SGPS fails to comply with Clauses 1.9, 5.5, 5.5.1, 5.5.2 and 5.5.3.

1.11.                     Joint and Several Obligations.  Oi and CorpCo, the latter after the Merger of Shares, shall be jointly and severally liable with the Oi Controlled Entities for compliance

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with all their obligations as set forth in this Agreement.

CLAUSE 2

CONDITION PRECEDENT

2.1.                            Condition Precedent.  The Parties acknowledge that this Agreement is entered into subject to a condition precedent, under the terms of Article 125 et seq. of the Civil Code, and shall only come into effect on the date on which the exchange of common and preferred shares issued by Oi for securities issued by Rio Forte Investments, S.A becomes effective (the “Exchange”), as contracted by the Parties, on the date hereof, through the “Exchange Agreement, and Other Covenants.”  The date on which the Exchange becomes effective is referred to in this Agreement as the “Call Option Effective Date.”

CLAUSE 3

REPRESENTATIONS AND WARRANTIES

3.1.                            PT SGPS’ Representations and Warranties.  PT SGPS hereby represents and warrants to Oi, PT Finance, PT Holding and CorpCo that it has obtained all the necessary authorizations to execute this Agreement.

3.2.                            Oi’s Representations and Warranties.  Oi, PT Finance, PT Holding and CorpCo hereby represent and warrant to PT SGPS that they have obtained all the necessary approvals to execute this Agreement.

CLAUSE 4

TERMINATION

4.1.                            This Agreement shall automatically terminate if the condition precedent set forth in Clause 2 is not satisfied by March 31, 2015.

4.2.                            Without prejudice to the exercise of all legal measures to which they are entitled, if fulfillment of any obligation fails to occur due to an act or omission by one of the Parties, the innocent Party may at its discretion claim specific performance of the obligation left unfulfilled by the other Party.

4.3.                            If a judicial, arbitral or administrative order that hinders the performance of this Agreement is handed down, the Parties undertake to, in good faith, and at their respective expenses, take all measures to protect the Agreement and its performance in accordance with its terms, toward eliminating, in the shortest possible period, all the effects of such order.

4.3.1.  Once the effects of the judicial, arbitral or administrative order have been

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eliminated, the Parties shall fulfill in full their obligations as set forth in this Agreement, without suspension or alteration, in faithful observance of the periods set forth contractually.

4.4.  The provisions regarding conflict resolution set forth in Clause 6 shall survive termination of this Agreement.

CLAUSE 5

MISCELLANEOUS

5.1.                            Any communication, notice or subpoena relating to this Agreement, including notice of arbitration, shall be deemed delivered when received by the other Party (i) by registered mail, through a reputable courier company, at the time of effective receipt at the address(es)  indicated below, (ii) at the time delivered, if delivered by hand, or (iii) on the date of confirmation of receipt of transmission issued by a fax machine, when faxed, as applicable, to the addresses and telephone/fax numbers shown below (or any other address or telephone/fax number as may be indicated by a Party, in writing, to the other Parties):

To Oi and the Oi Controlled Entities:

Attention: Bayard De Paoli Gontijo

Address: Rua Humberto de Campos, n.º 425, 8º andar, Leblon, CEP 22430-190,
Rio de Janeiro, RJ, Brasil

Telephone: +55 21 3131-2972

Fax: +55 21 3131-1155

Flavio Nicolay Guimarães

Address: Rua Humberto de Campos, n.º 425, 7º andar, Leblon, CEP 22430-190,
Rio de Janeiro, RJ, Brasil

Telephone: +55 21 3131-2227

Fax: +55 21 3131-1383

With copy to:

Eurico de Jesus Teles Neto

Address: Rua Humberto de Campos, n.º 425, 8º andar, Leblon, CEP 22430-190,
Rio de Janeiro, RJ, Brasil

Telephone: +55 21 3131-1207

Fax: +55 21 3131-1155

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To PT SGPS:

Attention: Secretaria Geral

Avenida Fontes Pereira de Melo nº. 40, freguesia de São Jorge de Arroios,
Concelho de Lisboa, Portugal

To Telemar Participações:

Attention: Sr. Fernando Magalhães Portella

Praia de Botafogo nº. 300, sala 1101, Botafogo, Rio de Janeiro, RJ, Brasil

5.1.1.                   Any Party may change the address to which notice shall be sent by written notice to the other contracting Parties in accordance with this Clause 5.1, it being however specified that for the purposes of this provision, the notice shall be deemed to have been received only upon acknowledgement of receipt by each of the other Parties.

5.2                               This Agreement and its annexes contain the entire agreement and understanding in respect of the object of this instrument among the contracting Parties, and specifically replace any prior understanding of the Parties regarding the subject of this agreement.

5.3                               The annexes to this Agreement constitute an integral and inseparable part of this Agreement, and the provisions thereof have the same force as the Clauses of this Agreement.

5.4                               This Agreement may only be amended, replaced, cancelled, renewed or extended and its terms may only be waived through a written instrument signed by all Parties or, in the case of a waiver, by the Party waiving the respective right.  No waiver, termination or discharge of this Agreement, or of any of its terms or provisions, shall be binding upon any of the contracting Parties unless confirmed in writing.  Any delay in exercising a right, power or privilege provided for in this Agreement shall not be deemed a waiver of such right, power or recourse; nor shall the total or partial waiver of any right, power, recourse or privilege preclude any other subsequent exercise of such right, recourse, power or privilege.

5.5                               This Agreement shall be binding upon and benefit the Parties and their respective permitted successors.  This Agreement may not be assigned by any Party without the prior written consent of the other Parties.

5.5.1.                   Without the prior and express consent of Oi, PT SGPS may not assign or in any way transfer, in whole or in part, directly or indirectly, the Call Option, and may not create or grant any rights arising from the Call Option or, further, grant guarantees based on the Call Option.

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5.5.2.                   Notwithstanding the above, PT SGPS is hereby authorized to transfer the Call Option, one time, to any company in which PT SGPS holds a stake representing at least 99% of the voting and total share capital (a “PT SGPS Subsidiary”), provided, that (i) PT SGPS communicates the intention to transfer by written notice sent to Oi at least 5 days in advance, in accordance with Clause 5.1; and (ii) the PT SGPS Subsidiary adheres in full and without any qualifications to the terms and conditions of this Agreement and the Call Option.  In this circumstance, PT SGPS and the assignee shall remain jointly and severally liable for the obligations PT SGPS assumes in this Agreement.  Any subsequent transfer to another PT SGPS Subsidiary, even if it meets the requirements set forth in this Clause 5.5.2, shall require the prior and express consent of Oi, which shall not be unreasonably withheld.

5.5.3.                   PT SGPS may only grant or issue, directly or indirectly, derivatives backed by or referenced to shares issued by Oi or CorpCo if (i) it provides prior written notice to Oi detailing all the terms and conditions of the derivatives, in accordance with Clause 5.1; and (ii) it immediately utilizes all of the financial proceeds arising, directly or indirectly, from such transactions to acquire Option Shares, under the exact terms agreed to herein.

5.6                               If any term or provision of this Agreement is declared void, invalid or ineffective, the Parties shall negotiate in good faith to replace the invalidated provisions with others that reflect, to the extent possible, their initial intentions.

5.7                               The Parties shall bear their respective direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the matters set forth herein.

5.7.1                      Notwithstanding the other provisions in this Agreement, all taxes incident to the transactions contemplated by this Agreement and any capital gain (collectively, the “Taxes”), shall be the responsibility of the Party to which the obligation is imposed by law, and such Party shall present any and all the returns and other documents relating to the Taxes for which it is responsible.

5.8                               The Parties acknowledge and agree that all the terms and conditions established in this Agreement shall be subject to specific performance, as provided for in the Brazilian Code of Civil Procedure.

5.9                               The Parties further acknowledge that this Agreement constitutes an extrajudicial enforcement instrument (título executivo extrajudicial), under the terms of article 585, II, of the Brazilian Code of Civil Procedure.

5.10                        This Agreement as signed is irrevocable and irreversible, and constitutes legal, valid and binding obligations, which shall be binding upon and benefit, the contracting Parties and their respective successors.

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5.11                        The Parties undertake to respect the confidentiality of the information contained in this Agreement and in its annexes that qualifies as confidential information, and shall disclose the terms pertaining to the transactions that are the object of this Agreement and its annexes strictly to the extent necessary to fulfill legal or regulatory requirements to which the Parties are subject.  The terms of any notice of a material fact, notice to the market or press release to be disclosed by the Parties and/or their controlled companies regarding the execution of this Agreement shall be submitted to the others in advance by each Party.

5.12                        This Agreement shall be governed by and interpreted in accordance with the laws of the Federative Republic of Brazil.

CLAUSE 6

CONFLICT RESOLUTION

6.1                               The Parties shall make an effort to resolve amicably and by consensus any controversy of any nature related directly or indirectly to this Agreement involving any of the Parties (“Conflict”).

6.2                               If, after discussing for a period of 10 (ten) Business Days, the Parties fail to reach an amicable solution and consensus in relation to the Conflict, then such Conflict shall be settled by arbitration, to be conducted before and administered by the Câmara de Arbitragem da Câmara de Comércio Brasil-Canadá (the “Chamber”).

6.3                               The arbitration shall be conducted in accordance with the Chamber’s procedural standards in effect at the time of the arbitration.

6.4                               The arbitration shall be administered by an arbitral tribunal consisting of three arbitrators, it being specified that the chair of the tribunal shall be registered with the Ordem dos Advogados do Brasil (the “Arbitral Tribunal”).

6.4.1                      Each Party Involved will appoint one arbitrator.  If there is more than one claimant, the claimants shall appoint a single arbitrator by mutual agreement; similarly, if there is more than one respondent, the respondents shall appoint a single arbitrator by mutual agreement.  The third arbitrator, who will preside over the Arbitral Tribunal, will be selected by mutual agreement of the arbitrators appointed by the Parties Involved.

6.4.2                      Any omission, refusal, dispute, doubt and disagreement with respect to the appointment of the arbitrators by the Parties Involved or to the choice of the third arbitrator shall be settled by the Chamber.

6.4.3                      The procedures provided for in this Clause shall also apply when replacing

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an arbitrator.

6.5                               The arbitration shall take place in the City of Rio de Janeiro, in the State of Rio de Janeiro, and the Arbitral Tribunal may, with cause, decide to carry out certain specific actions in different locations.

6.5.1                      The arbitration shall be conducted in Portuguese.

6.5.2                      The arbitration shall follow the rules of law (de direito), applying the rules and principles of the legal system of the Federative Republic of Brazil.

6.5.3                      The arbitration shall have a term of 6 (six) months, which period may be extended for cause by the Arbitral Tribunal.

6.5.4                      The arbitration will be confidential.

6.6                               The Arbitral Tribunal shall allocate between the Parties, in accordance with criteria of succumbency (sucumbência), reasonability and proportionality, the payment and reimbursement of (i) any fees and other amounts due, paid or reimbursed to the Chamber, (ii) any fees and other amounts due, paid or reimbursed to the arbitrators, (iii) any fees and other amounts due, paid or reimbursed to the experts, translators, interpreters, stenographers and any other assistants as may have been appointed by the Arbitral Tribunal, (iv) any fees and expenses of the lawyers hired by the parties, to be reasonably established by the Arbitral Tribunal based on the receipts presented by the parties;  (v) any reasonable travel expenses and fees of assistants or technical witnesses; and (vi) any damages for litigation in bad faith.  The Arbitral Tribunal shall not condemn any of the Parties Involved to pay or reimburse contractual fees based on the success of the demand (ad exitum).

6.7                               Arbitral awards shall be final and binding, neither requiring judicial ratification nor admitting any appeal, except for requests for correction (pedidos de correção) and requests for clarification to the Arbitral Tribunal as provided for under art. 30 of Law nº 9.307/96 and any annulment action based on art. 32 of Law nº 9.307/96.

6.8                               Before the Arbitral Tribunal is seated, any of the Parties Involved may petition the Courts for preliminary injunctions and advance relief, although any such petition shall not affect the existence, validity and efficacy of this arbitration clause, nor represent a waiver of the obligation to submit the Conflict to arbitration.  After the Arbitral Tribunal is seated, any petitions for preliminary injunctions or advance relief shall be directed to the Arbitral Tribunal.

6.9                               For the purposes of (i) preliminary injunctions and advance relief before the Arbitral Tribunal is seated, (ii) enforcement of the decisions of the Arbitral Tribunal,

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including the final award and any partial award, (iii) any annulment action based on art. 32 of Law nº 9.307/96, and (iv) any Conflicts which, under Brazilian law cannot be settled through arbitration, the Forum of the Judicial District of Central Rio de Janeiro is elected as the sole jurisdiction, waiving all others, however special or privileged they may be.

IN WITNESS WHEREOF, the Parties cause 5 (five) originals of this Agreement, of equal substance and form, to be signed before 2 (two) witnesses.

Rio de Janeiro, September 8, 2014.

(Signature pages to follow)

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CALL OPTION AGREEMENT, AND OTHER COVENANTS ENTERED INTO AMONG PORTUGAL TELECOM INTERNATIONAL FINANCE B.V., PT PORTUGAL SGPS, S.A., PORTUGAL TELECOM, SGPS, S.A., OI S.A. AND TELEMAR PARTICIPAÇÕES S.A., ON SEPTEMBER 8, 2014.

SIGNATURE PAGE 1/7

PORTUGAL TELECOM INTERNATIONAL FINANCE B.V.

Name:
Title:

Schedule 13D

CALL OPTION AGREEMENT, AND OTHER COVENANTS ENTERED INTO AMONG PORTUGAL TELECOM INTERNATIONAL FINANCE B.V., PT PORTUGAL SGPS, S.A., PORTUGAL TELECOM, SGPS, S.A., OI S.A. AND TELEMAR PARTICIPAÇÕES S.A., ON SEPTEMBER 8, 2014.

SIGNATURE PAGE 2/7

PORTUGAL TELECOM INTERNATIONAL FINANCE B.V.

Name:
Title:

Schedule 13D

CALL OPTION AGREEMENT, AND OTHER COVENANTS ENTERED INTO AMONG PORTUGAL TELECOM INTERNATIONAL FINANCE B.V., PT PORTUGAL SGPS, S.A., PORTUGAL TELECOM, SGPS, S.A., OI S.A. AND TELEMAR PARTICIPAÇÕES S.A., ON SEPTEMBER 8, 2014.

SIGNATURE PAGE 3/7

PT PORTUGAL SGPS, S.A.

Name:
Title:

Schedule 13D

CALL OPTION AGREEMENT, AND OTHER COVENANTS ENTERED INTO AMONG PORTUGAL TELECOM INTERNATIONAL FINANCE B.V., PT PORTUGAL SGPS, S.A., PORTUGAL TELECOM, SGPS, S.A., OI S.A. AND TELEMAR PARTICIPAÇÕES S.A., ON SEPTEMBER 8, 2014.

SIGNATURE PAGE 4/7

PORTUGAL TELECOM, SGPS S.A.

Name:	Name:
Title:	Title:

Schedule 13D

CALL OPTION AGREEMENT, AND OTHER COVENANTS ENTERED INTO AMONG PORTUGAL TELECOM INTERNATIONAL FINANCE B.V., PT PORTUGAL SGPS, S.A., PORTUGAL TELECOM, SGPS, S.A., OI S.A. AND TELEMAR PARTICIPAÇÕES S.A., ON SEPTEMBER 8, 2014.

SIGNATURE PAGE 5/7

OI S.A.

Name:	Name:
Title:	Title:

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CALL OPTION AGREEMENT, AND OTHER COVENANTS ENTERED INTO AMONG PORTUGAL TELECOM INTERNATIONAL FINANCE B.V., PT PORTUGAL SGPS, S.A., PORTUGAL TELECOM, SGPS, S.A., OI S.A. AND TELEMAR PARTICIPAÇÕES S.A., ON SEPTEMBER 8, 2014.

SIGNATURE PAGE 6/7

TELEMAR PARTICIPAÇÕES S.A.

Name:	Name:
Title:	Title:

Schedule 13D

CALL OPTION AGREEMENT, AND OTHER COVENANTS ENTERED INTO AMONG PORTUGAL TELECOM INTERNATIONAL FINANCE B.V., PT PORTUGAL SGPS, S.A., PORTUGAL TELECOM, SGPS, S.A., OI S.A. AND TELEMAR PARTICIPAÇÕES S.A., ON SEPTEMBER 8, 2014.

SIGNATURE PAGE 7/7

Witnesses:

Name:	Name:
CPF:	CPF:

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Annex 1.1.1

Company Holding the Shares	Common Shares AON	Preferred Shares APN
PT Finance	368,585,349	737,170,698
PT Holding	105,763,371	211,526,742